AI ERA CORP EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of April 7, 2026 (the “Effective Date”), by and between AI Era Corp., a Nevada corporation (the “Company”), and Dzmitry Kastahorau, an individual (the “Executive”).

RECITALS

WHEREAS the Company desires to employ the Executive as its Chief Financial Officer, Principal Accounting and Financial Officer and the Executive desires to accept such employment, on the terms and conditions set forth herein.

WHEREAS, the Executive possesses extensive experience in capital markets, finance, institutional sales, uplisting preparation, and investor relations, as evidenced by his background; and

WHEREAS, the parties intend for this Agreement to govern the terms of the Executive’s employment for a period of three years, subject to renewal, with a focus on financial leadership, capital raising, and support for creator AI ecosystem and experience hub in physical cinemas expansion.

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NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.   Employment and Duties

1.1  Position. The Company hereby employs the Executive as its Chief Financial Officer, Principal Accounting and Financial Officer, and the Executive hereby accepts such employment. The Executive shall report directly to the Company’s President, Chairman.

1.2  Duties. During the Term (as defined below), the Executive shall serve as the Company’s Chief Financial Officer, Principal Accounting and Financial Officer and shall devote the necessary time, attention, and best efforts to the performance of his duties hereunder (except for permitted outside activities as set forth in Section 1.4), which shall include, but not be limited to:

·  Leading strategic finance, financial planning, capital raising, investor relations, budgeting, cash flow management, and preparations for NYSE uplisting;

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·  Overseeing financial operations, compliance, financial reporting, audit coordination, and cost optimization across global operations;

·             Ensuring compliance with applicable securities laws,

FINRA regulations (if relevant to capital raising activities), and public company readiness requirements (e.g., SOX internal controls, GAAP, and SEC reporting standards) in preparation for uplisting and public company status;

·  Supporting fundraising and resource allocation for creator ecosystem expansion, theater partnerships, and AI content initiatives;

·  Collaborating with operational leadership (e.g., CEO, COO) on financial planning, milestone tracking, and investor updates;

·  Reporting quarterly to the Chairman on financial performance, funding progress, investor pipeline, compliance status, and key milestones (such as capital inflows, budget adherence, and IPO readiness);

·  Such other duties as may be reasonably assigned by the Chairman or the Board of Directors of the Company (the “Board”) consistent with the Executive’s position as a senior executive officer.

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This is a results-oriented position and shall not be construed as full-time employment requiring exclusive devotion of the Executive’s business time. The Executive’s performance shall be measured by results achieved rather than hours worked. Immediately upon the Effective Date, the Executive shall assume a key role in supporting the Company’s NYSE uplisting efforts, including financial coordination, investor outreach, capital structuring, and funding for AI creator tools and theater rollout.

1.3  Location. The Executive’s primary place of employment shall be remote, with travel as reasonably necessary for business purposes (including investor meetings, theater partnerships, and funding events). The Company shall provide a remote work stipend as set forth in Section 3.2.

1.4  Outside Activities. The Executive may engage in outside activities, including serving as an executive in public and private companies, managing investment activities, running technology-based companies and startups, and serving on boards or performing charitable work. The Executive may continue existing activities and engage in future outside activities (including new commitments), provided that such activities do not create an actual or apparent conflict of

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interest with the Company’s business (including but not limited to competing with the Company’s AI-driven media and entertainment sector), materially interfere with the Executive’s performance of duties under this Agreement, or violate any applicable Company policy. For any new or materially changed commitments after the Effective Date, the Executive shall provide prior written notice to the Board at the Executive’s discretion as to timing and detail. Such notice shall enable the Board to assess potential conflicts; however, approval shall not be unreasonably withheld unless a direct, material conflict exists (as reasonably determined by the Board in writing).

2.   Term

The term of the Executive’s employment hereunder shall commence on the Effective Date and continue for a period of three (3) years (the “Initial Term”), unless earlier terminated pursuant to Section 5. The Initial Term shall automatically renew for successive one (1) year periods unless either party provides written notice of non-renewal at least ninety (90) days before the expiration of the then-current term. The Initial Term and any renewal periods are collectively referred to as the “Term.”

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3.   Compensation and Benefits

3.1  Sign-On Bonus. Upon execution of this Agreement, the Executive shall receive a one-time sign-on bonus of $300,000, payable in shares of the Company’s Common Stock (the “Sign-On Shares”). The number of Sign-On Shares shall be calculated by dividing $300,000 by a fixed per-share price in the range of $0.80 to $1.00 (determined at the Effective Date by mutual agreement of the parties within that range, with a target midpoint of $0.90 per share for illustrative purposes). Such shares shall be issued pursuant to a Form S-8 registration statement filed by the Company or another applicable exemption from registration.

The Sign-On Shares shall be subject to clawback (in whole or in part, as determined by the Board) if the Executive is terminated for Cause (as defined in Section 5.2) within the first twelve (12) months of the Term. Prior to any clawback, the Company shall provide written notice specifying the grounds for Cause in reasonable detail. If the grounds are curable (e.g., material breach or repeated failure to perform), the Executive shall have sixty (60) days from receipt of notice to cure the issue to the reasonable satisfaction of the Board. If not cured (or if non-curable, such as felony conviction or willful gross misconduct), clawback may be enforced.

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Within ninety (90) days of the Effective Date, the parties shall negotiate in good faith to supplement this Agreement with a detailed schedule of clawback triggers and amounts (the “Clawback Schedule”), which shall be mutually agreed and attached hereto as Exhibit A. If no such schedule is agreed upon, the clawback provisions in Section 3.1 shall remain in full force and effect as written.

3.2  Base Salary. The Executive shall receive a fixed annual base salary of $60,000 (the “Base Salary”), payable quarterly in arrears entirely in cash. The Base Salary shall be subject to annual review by the Board for potential increases but not decreases (except for across-the-board reductions of no more than 10% affecting all senior executives). In addition, the Executive shall receive an annual remote work stipend of

$10,000, payable quarterly, to cover home office expenses and related costs, subject to submission of reasonable documentation.

3.3  Stock Options. The Executive shall be granted 1,500,000 stock options to purchase shares of Common Stock (the “Options”) under the Company’s equity incentive plan (the

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“Plan”), with an exercise price equal to the fair market value on the grant date and a term of seven years. The Options shall vest as follows: 25% after the first year of the Term, 35% after the second year, and 40% after the third year, subject to the Executive’s continued employment and achievement of performance milestones as determined by the Board. Vesting shall accelerate in full upon a Change of Control (as defined in Section 5.4) or termination without Cause (as defined in Section 5.2), but unvested Options shall forfeit upon termination for Cause. All Options are subject to the terms of the Plan, including any clawback provisions required by applicable law (e.g., Dodd-Frank Act).

3.4  Performance Incentives. The Executive shall be eligible for additional performance-based bonuses in the form of shares of Common Stock, as follows:

·  400,000 shares upon achievement of specified financial milestones (e.g., capital raised, investor commitments, or uplisting readiness benchmarks, as determined by the Board);

·  400,000 shares upon achievement of strategic funding partnerships or cost-saving thresholds (as determined by the Board);

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·  Up to 200,000 shares per quarter upon achievement of Board-approved key performance indicators (KPIs), including but not limited to funding inflows, budget adherence, and investor pipeline growth.

The specific targets and KPIs shall be established by the Board in consultation with the Executive within ninety (90) days of the Effective Date and reviewed annually. All performance incentives are subject to clawback if based on materially inaccurate financial statements or in cases of Executive misconduct (including but not limited to fraud, gross negligence, willful violation of law, or material breach of this Agreement), per Company policy and applicable law.

3.5  Annual Bonuses. The Executive shall be eligible for annual bonuses based on financial metrics and company performance, with targets and amounts determined by the Board in its sole discretion. Bonuses shall be paid no later than 2.5 months after fiscal year-end, subject to the Executive’s continued employment through the payment date (except in cases of termination without Cause or for Good Reason).

3.6  Benefits. The Executive shall be entitled to participate in all employee benefit plans maintained by the Company for

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its executive employees on terms no less favorable than those provided to other senior executives, including but not limited to health insurance (with a stipend provided if not Company-sponsored) and retirement contribution matching (up to 5% of Base Salary, to be determined by the Board).

The Executive shall also be entitled to reimbursement of pre-approved business expenses in accordance with Company policy, up to an annual allowance of $12,000, subject to documentation and audit. All benefits are subject to the terms of the applicable plans and may be modified by the Company for all participants.

4.   Confidentiality, Non-Competition, and Non-Solicitation

4.1  Confidentiality. During the Term and indefinitely thereafter, the Executive shall not disclose, use, or permit others to use any Confidential Information except as required for the performance of his duties or as required by law (with prior notice to the Company). “Confidential

Information” includes all non-public information

regarding the Company's business, operations, IP, finances, or strategies. Upon termination, the Executive shall

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promptly return or destroy all Confidential Information and certify compliance.

4.2  Intellectual Property. The Executive hereby assigns to the Company all right, title, and interest in and to any inventions, discoveries, improvements, works of authorship, software, know-how, trade secrets, and other intellectual property (collectively, “Inventions”) that are created, conceived, developed, or reduced to practice by the Executive, solely or jointly with others, (i) during the Term,

(ii) in connection with the Executive’s duties or employment hereunder, or (iii) using the Company’s resources, facilities, equipment, or Confidential Information. This assignment excludes any pre-existing intellectual property or Inventions of the Executive developed prior to the Effective Date or independently outside the scope of this Agreement.

4.3  Non-Competition. During the Term and for twelve (12) months thereafter (or the maximum enforceable period under applicable law), the Executive shall not, directly or indirectly, engage in, own, or provide services to any business that competes with the Company's AI-driven media

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and entertainment sector within the United States. The Company may enforce this through injunctive relief.

4.4  Non-Solicitation and Non-Disparagement. During the Term and for twelve (12) months thereafter, the Executive shall not solicit any Company employees, customers, or business partners for competitive purposes, nor make any disparaging statements about the Company, its officers, directors, or affiliates. The Company shall reciprocate non-disparagement.

4.5  Return of Property. Upon termination, the Executive shall immediately return all Company property, including documents, devices, and access credentials.

4.6  Enforceability. If any restrictive covenant is held unenforceable, it shall be reformed to the maximum enforceable extent. The Executive acknowledges these restrictions are reasonable to protect the Company's legitimate interests.

5.  Termination

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5.1  Termination Events. The Executive's employment may be terminated as follows:

lz       By mutual written agreement;

lz       By the Company for Cause upon written notice;

lz       By the Company without Cause upon thirty (30) days' written notice;

lz       By the Executive for Good Reason upon thirty (30) days' written notice;

lz       By the Executive without Good Reason upon sixty (60) days' written notice;

lz       Upon the Executive's death or Disability.

5.2  Cause. “Cause” means: (i) conviction of (or plea of guilty or no contest to) a felony or crime involving moral turpitude; (ii) willful gross misconduct or fraud materially injurious to the Company (financially or reputationally); (iii) material breach of this Agreement (including willful violation of Sections 4.1, 4.3, or 4.4); or (iv) repeated and material failure to perform duties after written notice from the Company (or Board) specifying the deficiencies in reasonable detail and, for curable failures, a sixty (60) day

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cure period following such notice, during which the Executive fails to cure to the reasonable satisfaction of the Board. Termination for Cause shall require approval by a majority of the Board (excluding the Executive if a member), after providing the Executive a reasonable opportunity to be heard (in person or via representative). Non-curable acts (e.g., felony conviction, willful fraud) require no cure period.

5.3  Good Reason. “Good Reason” means: (i) material reduction in duties or compensation without consent; (ii) relocation of primary work location by more than 50 miles; or (iii) material breach by the Company, subject to notice and cure.

5.4  Severance Clause. If terminated without Cause or for Good Reason, or upon a Change of Control (defined as a sale of all or substantially all assets, a merger resulting in loss of control, or acquisition of 50%+ voting power), the Executive shall receive:

lz       Severance equals to 120% of remaining Base Salary for the Term.

lz       Immediate vesting of all unvested Options;

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lz       Continuation of benefits for six (6) months;

lz       Ongoing royalties from the Executive's licensed IP for the remainder of the Term plus two (2) years (terms as per IP Licensing Agreement);

lz       Six (6) months of consulting at $20,000 per month.

5.5  Payments Upon Termination. Upon termination for Cause, death, or Disability, the Executive shall receive accrued but unpaid Base Salary and vested benefits only.

6.  Miscellaneous

6.1  Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Nevada, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada. The parties irrevocably submit to the exclusive jurisdiction of the state and federal courts located in Clark County, Nevada (or, if no federal jurisdiction exists, the state courts of Nevada in Clark County), for any

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action or proceeding arising out of or relating to this Agreement (except for arbitration proceedings as provided in Section 6.2), and hereby waive any objection to venue in such courts based on forum non conveniens or any other ground. Each party hereby waives any right to a jury trial in connection with any such action or proceeding.

6.2  Arbitration. Any dispute, controversy, or claim arising out of or relating to this Agreement, including its formation, validity, breach, termination, or interpretation, or the Executive’s employment relationship with the Company (each, a “Claim”), shall be finally settled by binding arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Employment Arbitration Rules then in effect (the “Rules”). The arbitration shall be conducted in Las Vegas, Nevada (or, if mutually agreed in writing by the parties, New York, New York), by a single arbitrator selected in accordance with the Rules. The arbitrator shall be a licensed attorney with at least ten (10) years of experience in employment law, executive compensation, and corporate governance matters. The language of the arbitration shall be English. The

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arbitrator shall have the authority to grant any equitable relief (including preliminary and permanent injunctive relief) that a court could award, and the award shall be final and binding, with no right of appeal except as provided by applicable law. The prevailing party in any arbitration or related court proceeding shall be entitled to recover its reasonable attorneys’ fees, costs, and expenses incurred in connection therewith. Judgment on the award may be entered in any court having jurisdiction thereof.

Notwithstanding the foregoing, either party may seek provisional injunctive relief (including temporary restraining orders or preliminary injunctions) in any court of competent jurisdiction to prevent irreparable harm pending the outcome of arbitration, without waiving the right to arbitration on the merits. The parties agree that any such injunctive relief action shall be brought exclusively in the state or federal courts located in Clark County, Nevada.

6.3  Entire Agreement. This Agreement, together with the Intellectual Property Licensing Agreement executed concurrently herewith and any exhibits, schedules, or appendices attached hereto or thereto, constitutes the entire

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understanding and agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations, warranties, and negotiations, whether oral or written, relating to such subject matter. Each party acknowledges that, in entering into this Agreement, it has not relied on any statement, representation, warranty, or understanding not expressly set forth herein.

6.4  Amendments; Waivers. No amendment, modification, supplement, or waiver of any provision of this Agreement shall be effective unless in writing and signed by an authorized representative of each party. No waiver by either party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No course of dealing or failure to insist upon strict adherence to any term of this Agreement shall constitute a waiver of such term.

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6.5  Assignment. Neither party may assign, delegate, or otherwise transfer this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned, or delayed; provided, however, that the Company may assign this Agreement without the Executive’s consent (i) to any Affiliate, or (ii) in connection with a merger, consolidation, reorganization, sale of all or substantially all of its assets, or other similar transaction involving the Company or its business, provided that the assignee assumes in writing all of the Company’s obligations hereunder and provides written notice to the Executive within ten (10) business days after such assignment. Any purported assignment in violation of this Section shall be null and void ab initio.

6.6  Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the Term, such provision shall be fully severable. The remaining provisions of this Agreement shall remain in full force and effect and shall not

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be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

6.7  Waiver. No waiver of any term or condition of this Agreement shall be valid unless in writing and signed by the waiving party. The failure or delay of either party to exercise or enforce any right, power, or remedy under this Agreement shall not constitute a waiver thereof, nor shall any single or partial exercise preclude any other or further exercise of such right, power, or remedy or the exercise of any other right, power, or remedy.

6.8  Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the parties at the addresses set forth below (or to such other address that may be designated by the receiving party from time to time in accordance with this Section). All Notices shall be

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delivered by personal delivery, nationally recognized overnight courier (with all fees prepaid), facsimile or email (with confirmation of transmission) or certified or registered mail (in each case, return receipt requested, postage prepaid). Notice is effective upon receipt by the receiving party, and if the party giving the Notice has complied with the requirements of this Section.

Notwithstanding the foregoing, routine business communications (not constituting formal Notices under this Agreement) may be sent by email without confirmation of receipt.

If to the Company:

AI Era Corp. 144 Main Street

Mt. Kisco, NY 10549 Attention: Chiyuan Deng Email: dengcy@abqqs.com

If to the Executive: Dzmitry Kastahorau

Bluewaters building 5, 210,

Dubai, UAE dkastahorau@eada.net

+971557116043

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6.9  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, email (including pdf or other electronic format), or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall be deemed executed when each party has delivered a signed counterpart (whether original, facsimile, or electronic) to the other party.

6.10  Force Majeure. Neither party shall be liable or responsible to the other party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement (except for any obligations to make payments hereunder), when and to the extent such failure or delay is

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caused by or results from acts beyond the impacted party’s reasonable control, including, without limitation, the following force majeure events (“Force Majeure Event(s)”): acts of God; flood, fire, earthquake, explosion, or other natural disaster; war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; government order, law, or action; embargoes or blockades in effect on or after the date of this Agreement; action by any governmental authority; national or regional emergency; strikes, labor stoppages or slowdowns, or other industrial disturbances; shortage of adequate power or transportation facilities; and other similar events beyond the reasonable control of the impacted party. The impacted party shall give notice within five (5) business days of the Force Majeure Event to the other party, describing the Force Majeure Event and its impact, and shall use commercially reasonable efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized. If a Force Majeure Event prevents performance for a continuous period of more than ninety (90) days, either party may terminate this Agreement upon written notice to the other party.

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6.11  Further Assurances. Each party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be reasonably necessary or appropriate to effectuate, carry out, and perform all of the terms, provisions, and conditions of this Agreement and all transactions contemplated hereby.

6.12  No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

6.13  Interpretation. The parties acknowledge that this Agreement was negotiated at arm’s length with the benefit of legal counsel for each party. Accordingly, no rule of strict construction or interpretation against the drafter shall apply to this Agreement or any provision hereof.

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6.14  Headings. The headings in this Agreement are for convenience only and shall not be used in the interpretation of this Agreement.

6.15  Independent Contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture, or other form of joint enterprise, employment relationship beyond that expressly set forth herein, or fiduciary relationship between the parties, and neither party shall have authority to contract for or bind the other party in any manner whatsoever.

6.16  Publicity. Neither party shall issue any press release or make any other public announcement or disclosure regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other party (not to be unreasonably withheld), except as required by applicable law, regulation, or stock exchange rules, in which case the disclosing party shall provide the other party with a reasonable opportunity to review and comment on the disclosure prior to issuance.

6.17  Survival. The provisions of Sections 4 (Confidentiality, Intellectual Property, Non-Competition, and Non-Solicitation), 5.5 (Payments Upon Termination), 6.1

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(Governing Law), 6.2 (Arbitration), 6.3 (Entire Agreement),

6.6 (Severability), 6.7 (Waiver), 6.8 (Notices), and 6.16 (Publicity) shall survive any termination or expiration of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

AI Era Corp. (the Company)

By: /s/ Chiyuan Deng

Chiyuan Deng President

/s/ Dzmitry Kastahorau

Dzmitry Kastahorau (the Executive)

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